Exhibit 99.1
Monster to Acquire HotJobs Business and

Enter into Multi-year Traffic Agreement with Yahoo!
•	Employers and advertisers expected to benefit from enhanced candidate reach, relevance and results

•	Job seekers gain access to more opportunities, career tools and resources

•	Significant increases to Monster traffic

•	Expands reach of Monster’s 6Sense™ precision search technology
New York, NY and Maynard, MA, February 3, 2010—Monster Worldwide, Inc. (NYSE:MWW) announced today that it has entered into a definitive agreement to acquire the assets of Yahoo! HotJobs, a leading online recruitment website, from Yahoo! (NASDAQ:YHOO) for $225 million in cash. Monster and Yahoo! have also entered into a three year commercial traffic agreement, to take effect upon the closing of the acquisition, in which Monster will become Yahoo!’s provider of career and job content on the Yahoo! homepage in the United States and Canada. The traffic agreement calls for performance based annual payments calculated by clicks and expressions of interest, subject to annual floors and ceilings. In addition, the traffic agreement provides Monster with an exclusive right for a period of time following the closing of the acquisition to negotiate similar traffic agreements with Yahoo! properties on a global basis, including countries in Europe, Asia and Latin America, subject to certain limitations.
“HotJobs with its significant customer base plus the traffic agreement are an ideal complement to Monster’s innovative recruitment solutions and global reach,” said Sal Iannuzzi, chairman, chief executive officer and president of Monster Worldwide. “These agreements, combined with Monster’s career Communities and our recently introduced 6Sense™ semantic search technology, will bring substantial new benefits for employers seeking more qualified candidates and job seekers searching for more relevant opportunities across a wider range of industries – globally.”
“Bringing together Monster and HotJobs creates even greater access and opportunities for both recruiters and job seekers,” said Hilary Schneider, EVP, Yahoo!. “The transaction with Monster enables us to continue to provide an important service to our users through the traffic agreement. Yahoo! remains focused on its core businesses and delivering exceptional experiences to users, partners and advertisers.”

Monster believes that the acquisition of HotJobs and the traffic agreement with Yahoo! will provide a number of benefits to jobseekers and employers, who today have more diverse competitive choices than ever before, and a value to all of its stakeholders, including its shareholders. These include:
Anticipated increase in job matches and search efficiencies – By bringing more diverse job and career opportunities, tools and resources together in one place, employers and job seekers will enjoy greater convenience and more precise search results and better matches with Monster’s patented 6Sense™ search technology and other innovative products.
Expected expansion of job seeker pool for employers – Monster will be able to offer its employers a significantly larger pool of candidates across diverse geographies and industries. Based on Media Metrix comScore reporting, last year HotJobs averaged 12.6 million unique visitors per month.
Expected expansion of the number of job postings across industries for job seekers –Through the combination of Monster and HotJobs job postings, job seekers will have access to more job opportunities in one place in those industries currently leading job creation, including healthcare, finance and insurance, retail, manufacturing, information and wholesale trade.
Broader reach anticipated for recruitment advertising through additional media alliances and reseller agreement – With the addition of HotJobs’s network of more than 600 daily and weekly newspapers, Monster’s alliances with local papers will grow to a total of approximately 1,000, giving Monster reach in all 50 states. The additional newspaper alliances, through their online and print classified ads, will further Monster’s current strategy of connecting job seekers with smaller, local businesses, particularly in healthcare, education, and skilled and hourly job categories.

Yahoo! will continue to manage its broader Newspaper Consortium (NPC) partnership, including providing both search and display advertising, content distribution, and its ad-serving platform, to newspapers in its NPC.
The transaction is subject to clearance under Hart-Scott-Rodino Antitrust Improvements Act and other customary closing conditions. The transaction is currently expected to close sometime during the third quarter of 2010, subject to regulatory review. Monster expects to realize operating synergies from the acquisition and currently anticipates the transaction will be breakeven on a pro forma full year earnings in 2010 and accretive thereafter, inclusive of the costs incurred under the traffic agreement.
Stone Key Partners LLC and Bank of America Merrill Lynch acted as financial advisors to Monster in connection with this transaction. Allen & Company LLC provided a fairness opinion to Monster’s Board.
Monster to Host Investor Call (Q4 Financial Results)
February 3, 2010 at 5:00 p.m.ET
Monster will host an investor conference call at 5:00 p.m. ET today. Individuals wishing to participate can join the conference call by dialing (877) 760-8985 at 4:50 pm and reference conference ID#: 52168293. Those outside the United States should dial (706) 758-9636. Monster’s quarterly conference call can also be accessed online through the Company’s Investor Relations website at http://ir.monster.com.
Special Note: Except for historical information contained herein, the statements made in this release, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions or dispositions, competition and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

About Monster Worldwide
Monster Worldwide, Inc. (NYSE: MWW), parent company of Monster®, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, Asia and Latin America, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index. To learn more about Monster’s industry-leading products and services, visit www.Monster.com. For more about Monster Worldwide, visit www.about-Monster.com.
Contacts
Monster Worldwide, Inc.
Investors: Robert Jones, (212) 351-7032, Robert.Jones@Monsterworldwide.com
Media: Matt Henson, (978) 823-2627, Matthew.Henson@Monster.com

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